Exhibit 10.23

EXECUTION VERSION

AMENDMENT NO. 3 TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment No. 3 to Fourth Amended and Restated Credit Agreement (this “Amendment”), dated as of February 28, 2022, is made by and among STONERIDGE, INC., an Ohio corporation (the “Parent”), STONERIDGE ELECTRONICS, INC., a Texas corporation (“Electronics”), STONERIDGE CONTROL DEVICES, INC., a Massachusetts corporation (“Controls”), STONERIDGE B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under the laws of the Netherlands, registered with the Dutch Chamber of Commerce under file number 67928471 (“Stoneridge Netherlands”, and together with the Parent, Electronics and Controls, the “Borrowers”), STONERIDGE AFTERMARKET, INC., an Ohio corporation (“Aftermarket”), ORLACO INC., a Delaware corporation (“Orlaco”), SRI HOLDINGS US LLC, a Delaware limited liability company (“SRI Holdings US”)  and SRI DELAWARE HOLDINGS, LLC, a Delaware limited liability company (“SRI Holdings” and, together with Aftermarket, Orlaco and SRI Holdings US, the “Guarantors”), the various  Lenders (as hereinafter defined) which are a party to this Amendment and PNC BANK, NATIONAL ASSOCIATION, a national banking association, as the administrative agent (in such capacity, the “Administrative Agent”) and the collateral agent (in such capacity, the “Collateral Agent”, and together with the Administrative Agent, the “Agents”).

Recitals:

A.The Borrowers have been extended certain financial accommodations pursuant to that certain Fourth Amended and Restated Credit Agreement, dated as of June 5, 2019 (as amended, supplemented, amended and restated or otherwise modified from time to time, including as amended hereby, the “Credit Agreement”), among the Borrowers, the Guarantors party thereto from time to time, the financial institutions party thereto from time to time, as lenders (the “Lenders”) and the Administrative Agent;

B.The parties hereto desire to amend certain provisions of the Credit Agreement as more fully set forth below; and

C.The Borrowers, the Lenders and the Administrative Agent constitute the parties required for purposes of providing this amendment pursuant to Section 11.1 of the Credit Agreement.

Agreements:

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each of the parties hereto hereby agrees as follows:

Section 1DEFINED TERMS.

Each defined term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Credit Agreement, as amended by this Amendment.

Section 2AMENDMENTS TO THE CREDIT AGREEMENT.

Subject to the terms, conditions and limitations of this Amendment, including, without limitation, Section 4, below, the Credit Agreement is hereby amended as of the Amendment Effective Date (as hereinafter defined) as follows:

2.1Amendment to Section 1.1 [Certain Definitions] of the Credit Agreement.  The following definitions are hereby inserted into Section 1.1 [Certain Definitions] as new defined terms therein in the appropriate alphabetical order:

“Cash Balance Amount” shall mean, on any date during the Specified Period, an amount equal to the sum of (i) the aggregate amount of cash and Cash Equivalents on hand of the

Parent and its Subsidiaries (including any proceeds of outstanding Revolving Credit Loans to the extent such proceeds remain on the balance sheet) held in the United States on such date plus (ii) 65% of the aggregate amount of cash and Cash Equivalents on hand of the Parent and its Subsidiaries (including any proceeds of outstanding Revolving Credit Loans to the extent such proceeds remain on the balance sheet) held outside of the United States on such date.

“Specified Period” shall mean any time from the Third Amendment Effective Date until the Compliance Certificate for the fiscal quarter ending March 31, 2023 has been delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent.

“Third Amendment Effective Date” shall mean the “Amendment Effective Date” as defined in that certain Amendment No. 3 to Fourth Amended and Restated Credit Agreement, dated as of February 28, 2022, among the Borrowers, the Guarantors, the Lenders party thereto and the Administrative Agent.

2.2Amendment to Section 1.1 [Certain Definitions] of the Credit Agreement.  The following defined terms contained in Section 1.1 [Certain Definitions] are hereby amended in their entirety to read as follows:

“Covenant Relief Period” shall mean any time from the First Amendment Effective Date until the Compliance Certificate for the fiscal quarter ending June 30, 2021 has been delivered to the Administrative Agent in form and substance satisfactory to the Administrative Agent. For the avoidance of doubt, the Covenant Relief Period terminated on August 4, 2021.

“Swing Loan Commitment” shall mean PNC’s commitment to make Swing Loans to the Domestic Borrowers pursuant to Section 2.1.2 [Swing Loan Commitment] hereof in an aggregate principal amount up to Thirty Million Dollars ($30,000,000).

2.3 Amendment to Section 1.1 [Certain Definitions] of the Credit Agreement.  The definition of “Permitted Acquisition” is hereby amended by amending and restating clause (e) thereof in its entirety, to read as follows:

“(e) (1) during the Specified Period, (A) the Leverage Ratio is less than or equal to 3.50 to 1.00 on a Pro Forma Basis after the consummation of such Acquisition and (B) the Parent and its Subsidiaries are in compliance, on a Pro Forma Basis, with Section 8.2.17 [Minimum Interest Coverage Ratio] and (2) after the expiration of the Specified Period, the Parent and its Subsidiaries are in compliance, on a Pro Forma Basis with the Financial Covenants (in the case of a Permitted Acquisition that is a Material

Acquisition, including the increase pursuant to Section 8.2.16 [Maximum Leverage Ratio]),”

2.4 Amendment to Section 2.12 [Incremental Commitments, Increasing Lenders and New Lenders] of the Credit Agreement. Section 2.12.1.11 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“2.12.1.11. Specified Period. No Incremental Effective Date shall occur during the Specified Period, unless (a) the Leverage Ratio is less than or equal to 3.50 to 1.00 on a Pro Forma Basis after giving effect to any increase in Commitments or advance of Incremental Loans requested on such Incremental Effective Date (and any Permitted Acquisition or Investment consummated substantially concurrently therewith), as certified by an Authorized Officer, in form and substance reasonably satisfactory to the Administrative Agent and including reasonably detailed calculations demonstrating compliance with the foregoing or (b) otherwise approved in writing by the Required Lenders.”

2.5Amendment to Section 4.6 [Successor LIBOR Rate Index] of the Credit Agreement.Section 4.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“4.6Benchmark Replacement Setting.  Notwithstanding any provision of this Agreement or any Loan Document to the contrary, the terms set forth in this Section 4.6 [Benchmark Replacement Setting] shall apply solely to Loans made, continued or converted in Dollars.

(a) Announcements Related to LIBOR.  On March 5, 2021, the ICE Benchmark Administration, the administrator of LIBOR (the “IBA”) and the U.K. Financial Conduct Authority, the regulatory supervisor for the IBA, announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month USD LIBOR tenor settings (collectively, the “Cessation Announcements”).  The parties hereto acknowledge that, as a result of the Cessation Announcements, a Benchmark Transition Event occurred on March 5, 2021 with respect to USD LIBOR under clauses (1) and (2) of the definition of Benchmark Transition Event below; provided however, no related Benchmark Replacement Date occurred as of such date.

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document (and any agreement executed in connection with an Interest Rate Hedge shall be deemed not to be a “Loan Document” for purposes of this Section 4.6 [Benchmark Replacement Setting], if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related

Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to paragraph (e) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.6 [Benchmark Replacement Setting], including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 4.6 [Benchmark Replacement Setting].

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR, USD LIBOR or any alternative rate selected in an Early Opt-in Election or Other Benchmark Rate Election) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Loan bearing interest based on USD LIBOR , conversion to or continuation of Loans bearing interest based on USD LIBOR to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrowers will be deemed to have converted any such request into a request for a Loan of or conversion to Loans bearing interest under the Base Rate Option. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(g) Term SOFR Transition Event.  Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (i) the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any Loan Document in respect of such Benchmark setting (the “Secondary Term SOFR Conversion Date”) and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; and (ii) Loans outstanding on the Secondary Term SOFR Conversion Date bearing interest based on the then-current Benchmark shall be deemed to have been converted to Loans bearing interest at the Benchmark Replacement with a tenor approximately the same length as the interest payment period of the then-current Benchmark; provided that, this paragraph (g) shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrowers a Term SOFR Notice.  For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.

(h)  Certain Defined Terms. As used in this Section 4.6 [Benchmark Replacement Setting]:

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then current Benchmark is a term rate or is based on a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to paragraph (e) of this Section 4.6 [Benchmark Replacement Setting], or (y) if the then current Benchmark is not a term rate nor based on a term rate, any payment period for interest calculated with reference to such Benchmark pursuant to this Agreement as of such date.  For the avoidance of doubt, the Available Tenor for the Daily LIBOR Rate is one month.

“Benchmark” means, initially, USD LIBOR; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to USD LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to paragraph (b) of this Section titled “Benchmark Replacement Setting.”

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(1)	the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;

(2)	the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;

(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrowers as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for U.S. dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment;

provided that, in the case of clause (1), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the

Administrative Agent in its reasonable discretion; provided, further, that, in the case of an Other Benchmark Rate Election, the “Benchmark Replacement” shall mean the alternative set forth in clause (3) above and when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrowers shall be the term benchmark rate that is used in lieu of a USD LIBOR-based rate in relevant other U.S. dollar-denominated syndicated credit facilities; provided, further, that, with respect to a Term SOFR Transition Event, on the applicable Benchmark Replacement Date, the “Benchmark Replacement” shall revert to and shall be determined as set forth in clause (1) of this definition; provided, further, that notwithstanding the foregoing clauses (1) and (2), if an Early Opt-in Election or Other Benchmark Rate Election has been made, the Benchmark Replacement will be the sum of the benchmark rate selected in connection with such Early Opt-in Election or Other Benchmark Rate Election plus the related Benchmark Replacement Adjustment. If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1)	for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement,” the applicable amount(s) set forth below:

Available Tenor	Benchmark Replacement Adjustment*
One-Month	0.11448% (11.448 basis points)
Three-Months	0.26161% (26.161 basis points)
Six-Months	0.42826% (42.826 basis points)
* These values represent the ARRC/ISDA recommended spread adjustment values available here: https://assets.bbhub.io/professional/sites/10/IBOR-Fallbacks-LIBOR-Cessation_Announcement_20210305.pdf

; provided, however, that notwithstanding the foregoing, if an Early Opt-in Election or Other Benchmark Rate Election has been made, the Benchmark Replacement Adjustment will be determined pursuant to clause (2) below.

(2) for purposes of clause (3) of the definition of “Benchmark Replacement” or in connection with an Early Opt-in Election or Other Benchmark Rate Election, the spread adjustment, or method for calculating or determining such spread adjustment,

(which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrowers for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities;

provided that, if the then-current Benchmark is a term rate, more than one tenor of such Benchmark is available as of the applicable Benchmark Replacement Date and the applicable Unadjusted Benchmark Replacement will not be a term rate, the Available Tenor of such Benchmark for purposes of this definition of “Benchmark Replacement Adjustment” shall be deemed to be the Available Tenor that has approximately the same length (disregarding business day adjustments) as the payment period for interest calculated with reference to such Unadjusted Benchmark Replacement.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides (which decision, solely in the case of any Early Opt-in Election or Other Benchmark Rate Election, shall be made in consultation with the Borrowers) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides (which decision, solely in the case of any Early Opt-in Election or Other Benchmark Rate Election, shall be made in consultation with the Borrowers) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date determined by the Administrative Agent, which date shall promptly follow the date of the public statement or publication of information referenced therein;

(3) in the case of a Term SOFR Transition Event, the date that is set forth in the Term SOFR Notice provided to the Lenders and the Borrowers pursuant to this Section 4.6 [Benchmark Replacement Setting], which date shall be at least 30 days from the date of the Term SOFR Notice; or

(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by an Official Body having jurisdiction over the Administrative Agent, the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an

insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) or an Official Body having jurisdiction over the Administrative Agent announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.6 [Benchmark Replacement Setting] and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 4.6 [Benchmark Replacement Setting].

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided, that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Early Opt-in Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of:

(1) a notification by the Administrative Agent to (or the request by the Borrowers to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and

(2) the joint election by the Administrative Agent and the Borrowers to trigger a fallback from USD LIBOR to such benchmark rate and the provision by the Administrative Agent of written notice of such election to the Lenders.

“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to USD LIBOR or, if no floor is specified, one-half percent (0.50%).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“Other Benchmark Rate Election” means, if the then-current Benchmark is USD LIBOR, the occurrence of: (x) either (i) a request by the Borrowers to the Administrative Agent , or (ii) notice by the Administrative Agent to the Borrowers, that, at the determination of the Borrowers or the Administrative Agent, as applicable, U.S. dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a USD LIBOR based rate, a term benchmark rate as a benchmark rate, and (y) the Administrative Agent, in its sole discretion, and the Borrowers jointly elect to trigger a fallback from USD LIBOR to such benchmark rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrowers and the Lenders.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is USD LIBOR, 11:00 a.m. (London time) on the day that is two London banking days preceding the date of such setting, and (2) if such Benchmark is not USD LIBOR, the time determined by the Administrative Agent in its reasonable discretion.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website on the immediately succeeding Business Day.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrowers of the occurrence of a Term SOFR Transition Event.

“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, and is determinable for each Available Tenor, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election, as applicable, (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election) has previously occurred resulting in a Benchmark Replacement in accordance with Section 4.6 [Benchmark Replacement Setting] that is not Term SOFR.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“USD LIBOR” means the London interbank offered rate for Dollars.

2.6 Amendment to Section 7.2 [Each Loan or Letter of Credit] of the Credit Agreement.Section 7.2 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“7.2Each Loan or Letter of Credit.  At the time of making any Loans or issuing, extending or increasing any Letters of Credit and after giving effect to the proposed extensions of credit: (i) the representations and warranties of the Loan Parties as set forth in Article 6 [Representations and Warranties] shall then be true and correct in all material respects (except that (x) any representation and warranty that is already qualified as to materiality shall be true and correct in all respects as so qualified and (y) representations and warranties which expressly relate solely to an earlier date or time shall be true and correct on and as of the specific dates or times referred to therein),

(ii) no Event of Default or Potential Default shall have occurred and be continuing, (iii) the applicable Borrower shall have delivered to the Administrative Agent a duly executed and completed Loan Request or to the Issuing Lender an application for a Letter of Credit, as the case may be and (iv) during the Specified Period, the Cash Balance Amount shall not exceed Seventy Million Dollars ($70,000,000). Each Loan Request and Letter of Credit application shall be deemed to be a representation that the conditions specified in this Section 7.2 [Each Loan or Letter of Credit] have been satisfied on or prior to the date thereof.

2.7 Amendment to Section 8.1.5. [Visitation Rights] of the Credit Agreement. Section 8.1.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.1.5.Visitation Rights.  Each Loan Party shall, and shall cause each of its Subsidiaries to, permit any of the officers or authorized employees or representatives of the Administrative Agent or any of the Lenders (so long as no Event of Default has occurred and is continuing, at their own expense) to visit and inspect, subject to Section 11.9 [Confidentiality], any of its properties and to examine and make excerpts from its books and records and discuss its business affairs, finances and accounts with its officers, all in such detail and at such times and as often as any of the Lenders may reasonably request, provided that each Lender shall provide the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers, with reasonable notice prior to any visit or inspection and no such visit or inspection shall interfere with their normal business operations.  In the event any Lender desires to conduct an audit of any Loan Party, such Lender shall make a reasonable effort to conduct such audit contemporaneously with any audit to be performed by the Administrative Agent. During the Specified Period, each Loan Party shall, and shall cause each of its Subsidiaries to, permit Administrative Agent and each of its duly authorized representatives or agents to conduct field examinations or equipment appraisals at such reasonable times and intervals as the Administrative Agent or the Required Lenders may designate, in each case at Borrowers’ expense; provided that, so long as no Event of Default has occurred and is continuing, Borrowers shall not be obligated to reimburse the Administrative Agent for more than one (1) field examination and one (1) equipment appraisal during the Specified Period.”

2.8 Amendment to Section 8.2.5. [Dividends and Related Distributions] of the Credit Agreement.Section 8.2.5 of the Credit Agreement is hereby amended by amending and restating the final sentence thereof in its entirety, to read as follows:

“Notwithstanding the foregoing, each of the Loan Parties shall not, and shall not permit any of its Subsidiaries to, make or pay, or agree to become or remain liable to make or pay any Restricted Payment during the Specified Period, other than (a) Restricted Payments set forth in clauses (i), (ii), (vii) and (ix) of this Section 8.2.5

[Dividends and Related Distributions], (b) Restricted Payments pursuant to clause (vi) of this Section 8.2.5 [Dividends and Related Distributions] in an aggregate amount not to exceed $5,000,000 during the Specified Period, (c) any Restricted Payment otherwise permitted by this Section 8.2.5 [Dividends and Related Distributions] so long as, solely in the case of this clause (c), the Leverage Ratio is less than or equal to 3.50 to 1.00 on a Pro Forma Basis after the making of such Restricted Payment, as certified by an Authorized Officer, in form and substance reasonably satisfactory to the Administrative Agent and including reasonably detailed calculations demonstrating compliance with the foregoing or (d) as otherwise approved in writing by the Required Lenders.”

2.9Amendment to Section 8.2.16. [Maximum Leverage Ratio] of the Credit Agreement.Section 8.2.16 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.2.16. Maximum Leverage Ratio.  The Loan Parties (i) shall not permit the Leverage Ratio as of the end of the fiscal quarter ending December 31, 2021 to exceed 4.00 to 1.00, (ii) shall not be required to comply with any maximum Leverage Ratio under this Section 8.2.16 [Maximum Leverage Ratio] for the fiscal quarters ending March 31, 2022 through September 30, 2022, inclusive and (iii) shall not permit the Leverage Ratio as of the end of any other fiscal quarter to exceed the ratio specified below for the periods specified below:

Fiscal Quarter Ending	Maximum Leverage Ratio
December 31, 2022	4.75 to 1.00
March 31, 2023 and thereafter	3.50 to 1.00

provided that, after the expiration of the Specified Period and upon and following a Material Acquisition, upon written notice from the Parent to the Administrative Agent, the Leverage Ratio shall not exceed 3.75 to 1.00 as of the last day of (i) the fiscal quarter during which such Material Acquisition occurred (any fiscal quarter during which a Material Acquisition occurs being hereinafter referred to as an “Acquisition Quarter”) and (ii) the three fiscal quarters immediately following the Acquisition Quarter; provided, further, that there shall be at least one fiscal quarter as of the end of which the maximum Leverage Ratio has reverted to 3.50 to 1.00 before the maximum Leverage Ratio may be increased in respect of a subsequent Material Acquisition.”

2.10Amendment to Section 8.2.17. [Minimum Interest Coverage Ratio] of the Credit Agreement.Section 8.2.17 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“8.2.17. Minimum Interest Coverage Ratio.  The Loan Parties shall not permit the ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense of the Parent and its Subsidiaries, calculated as of the end of each fiscal quarter for the four (4) fiscal quarters then ended, to be less than the ratio specified below:

Fiscal Quarter Ending	Minimum Interest Coverage Ratio
December 31, 2021	3.50 to 1.00
March 31, 2022	2.50 to 1.00
June 30, 2022	2.25 to 1.00
September 30, 2022	3.00 to 1.00
December 31, 2022	3.00 to 1.00
March 31, 2023 and thereafter	3.50 to 1.00

2.11Amendment to Schedule 1.1(A) [Pricing Grid] of the Credit Agreement. Schedule 1.1(A) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex I hereto.

2.12 Amendment to Schedule 1.1(B) [Commitments of Lenders and Addresses for Notices] of the Credit Agreement. Part 1 of Schedule 1.1(B) of the Credit Agreement is hereby amended and restated in its entirety as set forth on Annex II hereto.

Section 3 REPRESENTATIONS AND WARRANTIES.

Each Loan Party hereby represents and warrants to the Lenders and the Agents as follows:

3.1The Amendment.  This Amendment has been duly and validly executed by an authorized executive officer of such Loan Party and constitutes the legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms.

The Credit Agreement, as amended by this Amendment, remains in full force and effect and remains the valid and binding obligation of such Loan Party party thereto enforceable against such Loan Party in accordance with its terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and by general  principles of equity.

3.2No Potential Default or Event of Default.  No Potential Default or Event of Default exists under the Credit Agreement as of the date hereof (after giving effect to this Amendment) and no Potential Default or Event of Default will occur as a result of the effectiveness of this Amendment.

3.3Restatement of Representations and Warranties.  The representations and warranties of such Loan Party contained in the Credit Agreement, as amended by this Amendment, and the other Loan Documents are true and correct in all material respects (or, if already qualified by materiality therein, in all respects) on and as of the Amendment Effective Date (after giving effect to this Amendment) as though made on the Amendment Effective Date, unless and to the extent that any such representation and warranty is stated to relate solely to an earlier date, in which case such representation and warranty shall be true and correct in all material respects (or, if already qualified by materiality therein, in all respects) as of such earlier date.

3.4 Organizational Documents.  There have been no changes to the articles or certificate of incorporation, by-laws, code of regulations, certificate of formation, limited liability company agreement or other organizational documents, as the case may be (collectively, the “Organizational Documents”) of such Loan Party since the most recent certification provided to the Administrative Agent, and such Organizational Documents remain in full force and effect as of the Amendment Effective Date.

Section 4CONDITIONS TO EFFECTIVENESS.

The date and time of the effectiveness of this Amendment (the “Amendment Effective Date”) is subject to the satisfaction of the following conditions precedent:

4.1Execution.  The Administrative Agent shall have received counterparts to this Amendment duly executed and delivered by an Authorized Officer of each Loan Party and the Lenders.

4.2Good Standing Certificates.  The Administrative Agent shall have received copies of certificates from the appropriate state officials (dated not more than thirty (30) days prior to the Amendment Effective Date) as to the continued existence and good standing of each Domestic Loan Party in each jurisdiction where organized.

4.3 Payment of Costs and Expenses.  The Borrowers shall have paid all outstanding and reasonable costs, expenses and the disbursements of the Administrative Agent and its advisors, service providers and legal counsels incurred in connection with the documentation of this Amendment, to the extent invoiced, as well as any other fees payable on or before the Amendment Effective Date pursuant to any fee letter or agreement with the Administrative Agent.

4.4Other.  All corporate and other proceedings, and all documents, instruments, certificates and other legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

The Administrative Agent or its counsel will advise the Parent and the Lenders promptly by electronic mail of the occurrence of the Amendment Effective Date.

Section 5 MISCELLANEOUS.

5.1Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflict of laws rules thereof.

5.2Severability.  Any provision of this Amendment which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Amendment.

5.3Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute but one and the same instrument.

5.4Headings.  Section headings used in this Amendment are for the convenience of reference only and are not a part of this Amendment for any other purpose.

5.5Negotiations.  Each Loan Party acknowledges and agrees that all of the provisions contained herein were negotiated and agreed to in good faith after discussion with the Agents and the Lenders.

5.6Nonwaiver. The execution, delivery, performance and effectiveness of this Amendment shall not operate as, or be deemed or construed to be, a waiver: (i) of any right, power or remedy of the Lenders or the Agents under the Credit Agreement or the other Loan Documents, or (ii) of any term, provision, representation, warranty or covenant contained in the Credit Agreement or any other Loan Document.  Further, none of the provisions of this Amendment shall constitute, be deemed to be or construed as, a waiver of any Potential Default or Event of Default under the Credit Agreement as amended by this Amendment.

5.7Reaffirmation.  Each Loan Party hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under the Credit Agreement and each of the other Loan Documents to which it is a party and (ii) ratifies and reaffirms its grant of security interests and Liens under such documents and confirms and agrees that such security interests and Liens hereafter secure all of the Obligations.

5.8Confirmation of Obligations.  Each Loan Party hereby affirms as of the date hereof all of its respective Obligations and other obligations to each of the Lenders under and pursuant to the Credit Agreement and each of the other Loan Documents and that such Obligations and other obligations are owed to each of the Lenders according to their respective terms.  Each Loan Party hereby affirms as of the date hereof that there are no claims or defenses to the enforcement by the Agents or Lenders of the Obligations and other obligations of such Loan Party to each of them under and pursuant to the Credit Agreement or any of the other Loan Documents.

5.9Reference to and Effect on the Credit Agreement.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Credit Agreement as amended by this Amendment and each reference to the Credit Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Amendment as of the day and year first above written.

STONERIDGE, INC.,

as a Borrower

STONERIDGE CONTROL DEVICES, INC.,

as a Borrower

STONERIDGE AFTERMARKET, INC.,

as a Guarantor

ORLACO INC.,

as a Guarantor

SRI DELAWARE HOLDINGS, LLC,

as a Guarantor

SRI HOLDINGS US LLC,

as a Guarantor

By: Stoneridge, Inc., its sole member

By: /s/ Jonathan B. DeGaynor

Name: Jonathan B. DeGaynor

Title:  President

STONERIDGE ELECTRONICS, INC.,

as a Borrower

By: /s/ Matthew R. Horvath

Name: Matthew R. Horvath

Title:   Vice President & Treasurer

STONERIDGE B.V., as a Borrower

By: /s/ Jonathan B. DeGaynor

Name: Jonathan B. DeGaynor

Title:  Attorney-in-fact

[Signature Page to Amendment No. 3]

PNC BANK, NATIONAL ASSOCIATION, as

the Administrative Agent, the Collateral Agent and

a Lender

By: /s/ Scott Neiderheide

Name:  Scott Neiderheide

Title:    Senior Vice President

[Signature Page to Amendment No. 3]

CITIBANK, N.A., as a Lender

By: /s/ John J. McGuire

Name: John J. McGuire

Title: Senior Vice President

[Signature Page to Amendment No. 3]

CITIZENS BANK NATIONAL

ASSOCIATION, as a Lender

By: /s/ Erin Kane

Name: Erin Kane

Title: Workout Officer

[Signature Page to Amendment No. 3]

BMO HARRIS BANK, N.A., as a Lender

By: /s/ Douglas Steen

Name: Douglas Steen

Title: Director

[Signature Page to Amendment No. 3]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By: /s/ Jeffrey S. Johnson

Name: Jeffrey S. Johnson

Title: Senior Vice President

[Signature Page to Amendment No. 3]

THE HUNTINGTON NATIONAL BANK, as a Lender

By: /s/ Cameron Hinojosa

Name: Cameron Hinojosa

Title: Vice President

[Signature Page to Amendment No. 3]

HSBC BANK USA, N.A., as a Lender

By: /s/ Shaun R. Kleinman

Name: Shaun R. Kleinman

Title: Senior Vice President

[Signature Page to Amendment No. 3]

KEYBANK NATIONAL ASSOCIATION, as a Lender

By: /s/ David Mannarino

Name: David Mannarino

Title: Michigan Market President

[Signature Page to Amendment No. 3]

NORTHWEST BANK, as a Lender

By: /s/ Stephen J. Orban

Name: Stephen J. Orban

Title: Senior Vice President

[Signature Page to Amendment No. 3]

Annex I

SCHEDULE 1.1(A)

PRICING GRID--

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

Level	Leverage Ratio	Facility Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than 1.25 to 1.00	0.25%	1.25%	0.25%	1.25%
II	Greater than or equal to 1.25 to 1.00 but less than 2.00 to 1.00	0.30%	1.45%	0.45%	1.45%
II	Greater than or equal to 2.00 to 1.00 but less than 2.75 to 1.00	0.30%	1.70%	0.70%	1.70%
IV	Greater than or equal to 2.75 to 1.00 but less than 3.50 to 1.00	0.35%	1.90%	0.90%	1.90%
V	Greater than or equal to 3.50 to 1.00	0.40%	2.35%	1.35%	2.35%

For purposes of determining the Applicable Margin, the Applicable Facility Fee Rate and the Applicable Letter of Credit Fee Rate:

(a)The Applicable Margin, the Applicable Facility Fee Rate and the Applicable Letter of Credit Fee Rate shall be determined on the Third Amendment Effective Date based on the rates in Level V.

(b)The Applicable Margin, the Applicable Facility Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Third Amendment Effective Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Facility Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 8.3.3 [Certificate of Parent]. If a Compliance Certificate is not delivered when due in accordance with such Section 8.3.3 [Certificate of Parent], then the rates in Level V shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance

Certificate is delivered; and the rates in Level V shall apply upon and during the continuance of any other Event of Default.

(c)If, as a result of any restatement of or other adjustment to the financial statements of the Parent or for any other reason, the Borrowers or the Lenders determine that (i) the Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period.  This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.9 [Letter of Credit Subfacility] or Section 4.3 [Interest After Default] or Section 9 [Default].  The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

Annex II

SCHEDULE 1.1(B)

COMMITMENTS OF LENDERS AND ADDRESSES FOR NOTICES

Part 1 - Commitments of Lenders and Addresses for Notices to Lenders

Lender	Amount of Commitment for Revolving Credit Loans	Ratable Share
Name: PNC Bank, National Association Address: 1900 East Ninth Street Cleveland, Ohio 44114 Attention: Lisa Baier Telephone: (412) 768-5447 Telecopy: (412) 705-2400	$60,000,000	20.00%
Name: Citibank, N.A. Address: 227 West Monroe Street 24th Floor Chicago, IL 60606 Attention: Michael Saurer Telephone: (312) 627-3488	$52,500,000	17.50%
Name: Citizens Bank, National Association Address: 71 S. Wacker Drive Chicago, IL 60606 Attention: Lisa Garling, Corporate Banking Portfolio Manager Telephone: (312) 777-3610 Telecopy: (312) 777-4003	$39,000,000	13.00%
Name: BMO Harris Bank, N.A. Address: 135 N. Pennsylvania St., 9th Floor Indianapolis, IN 46204 Attention: Betsy Phillips, VP Commercial Banking Telephone: (317) 269-1291 Telecopy: (317) 269-2169	$39,000,000	13.00%
Name: U.S. Bank National Association Address: 425 Walnut Street	$39,000,000	13.00%

Cincinnati, OH 45202 Attention: Michael Temnick Telephone: (513) 623-4133 Telecopy: (513) 632-4894
Name: The Huntington National Bank Address: Two Towne Square SOU607 Southfield, MI 48076 Attention: Steven J. McCormack, Managing Director Telephone: (248) 637-8234 Telecopy: (877) 274-8593	$24,000,000	8.00%
Name: HSBC Bank USA, N.A. Address: 95 Washington St. Floor 1 SW Buffalo, NY 14203 Attention: Meghan Quinn Telephone: (716) 841-5182	$24,000,000	8.00%
Name: KeyBank National Association Address: 400 Town Center Suite 1260 Southfield, MI 48075 Attention: Brandon Welling Telephone: (248) 204-6548	$11,250,000	3.75%
Name: Northwest Bank Address: 535 Smithfield St., Suite 501 Pittsburgh, PA 15222 Attention: C. Forrest Tefft, Senior Vice President Telephone: (412) 325-6216 ext. 3 Telecopy: (412) 325-6250	$11,250,000	3.75%
Total:	$300,000,000	100%